Exhibit 99.1

       Contact:   Michael R. Sand, CEO
          Dean J. Brydon, President & CFO
                          (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp Announces Third Fiscal Quarter Earnings

•	Third Fiscal Quarter Net Income of $5.74 Million
•	Quarterly Return on Average Equity of 10.80%
•	Loan Portfolio (Excluding PPP Loans) Increased 5.7% During Quarter
•	Announces $0.22 Quarterly Cash Dividend

HOQUIAM, WA – July 26, 2022 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $5.74 million, or $0.69 per diluted common share, for the quarter ended June 30, 2022.  This compares to net income of $5.33 million, or $0.63 per diluted common share, for the preceding quarter and $7.02 million, or $0.83 per diluted common share, for the comparable quarter one year ago.

For the first nine months of fiscal 2022, Timberland earned $16.55 million, or $1.97 per diluted common share, compared to $21.57 million or $2.55 per diluted common share for the first nine months of fiscal 2021.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.22 per share, payable on August 26, 2022, to shareholders of record on August 12, 2022.

“Timberland generated strong fiscal third quarter financial results,” stated Michael Sand, CEO.  “Compared to the prior quarter, net income and earnings per share increased 8% and 10%, respectively, largely on the strength of continued solid loan growth and higher interest rates.  This quarter we experienced continued strong loan growth, with net loans receivable, excluding Paycheck Protection Program (“PPP”) loans, increasing 5.7%, or 22.8% on an annualized basis.  Loan growth was primarily due to increases in multi-family, commercial business, commercial real estate and residential mortgage loans originated within our western Washington market footprint.  Increased interest income from the larger loan portfolio more than offset the quarter’s $584,000 decrease in income from the soon to be completely forgiven PPP loan portfolio.”

“Our net interest margin expanded 16 basis points compared to the prior quarter, benefitting from the recent interest rate increases enacted by the Federal Reserve,” added Dean Brydon, President and CFO.  “This expansion was a result of deploying excess liquidity to fund loan growth, and from investing in short and moderate duration investments to supplement interest income.  The Company continues to be well positioned to benefit from additional Federal Reserve actions to increase interest rates, and we anticipate additional opportunities to invest excess liquidity during the next several quarters.”

Third Fiscal Quarter 2022 Earnings and Balance Sheet Highlights (at or for the period ended June 30, 2022, compared to June 30, 2021, or March 31, 2022):

   Earnings Highlights:
•
Net income was $5.74 million for the current quarter compared to $5.33 million for the preceding quarter and $7.02 million for the comparable quarter one year ago; Earnings per diluted common share (“EPS”) was $0.69 for the current quarter compared to $0.63 for the preceding quarter and $0.83 for the comparable quarter one year ago;

•
Net income was $16.55 million for the first nine months of fiscal 2022 compared to $21.57 million for the first nine months of fiscal 2021; EPS was $1.97 for the first nine months of fiscal 2022 compared to $2.55 for the first nine months of fiscal 2021;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.80% and 1.22%, respectively;
•	Net interest margin (“NIM”) was 3.11% for the current quarter compared to 2.95% for the preceding quarter and 3.22% for the comparable quarter one year ago; and
•	The efficiency ratio was 57.80% for the current quarter compared to 58.42% for the preceding quarter and 49.43% for the comparable quarter one year ago.

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

  Balance Sheet Highlights:
•	Total assets increased 8% year-over-year and 1% from the prior quarter;
•	Total deposits increased 9% year-over-year and increased slightly (less than 1%) from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 19.9% year-over-year and 5.7% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) increased 5.2% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.13% from 0.16% at March 31, 2022;
•	Total shareholders’ equity increased $2.05 million, or 1%, to $214.32 million, from $212.27 million at March 31, 2022; and
•	Book and tangible book (non-GAAP) values per common share increased to $25.98 and $24.02, respectively, at June 30, 2022.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) increased 7% to $17.08 million for the third fiscal quarter from $15.98 million for the preceding quarter and decreased 2% from $17.34 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to increased interest income from investment securities and interest bearing deposits in banks.  Increased interest income from growth in the loan portfolio more than offset a $584,000 decrease in SBA PPP loan income.  Operating revenue decreased 6% to $49.20 million for the first nine months of fiscal 2022 from $52.46 million for the comparable period one year ago, primarily due to a decrease in mortgage banking revenue.

Net interest income increased 8% to $13.98 million for the current quarter from $12.89 million for the preceding quarter and increased 6% from $13.16 million for the comparable quarter one year ago.  Timberland’s NIM for the current quarter was 3.11% compared to 2.95% for the preceding quarter and 3.22% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately five basis points due to the accretion of $63,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $147,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately six basis points due to the accretion of $34,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $246,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately 13 basis points due to the accretion of $84,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $443,000 in pre-payment penalties, non-accrual interest and late fees.  Net interest income increased 2% to $39.57 million for the first nine months of fiscal 2022 from $38.75 million for the first nine months of fiscal 2021.  Timberland’s net interest margin for the first nine months of fiscal 2022 was 2.99% compared to 3.30% for the first nine months of fiscal 2021.

U.S. Small Business Administration (“SBA”) PPP loans contributed to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At June 30, 2022, Timberland had SBA PPP deferred loan origination fees of $52,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Interest income	$9	$31	$293
Loan origination fee accretion	146	708	1,296
Total SBA PPP loan income	$155	$739	$1,589

	Nine Months Ended
	June 30, 2022	June 30, 2021
Interest income	$111	$893
Loan origination fee accretion	1,782	3,583
Total SBA PPP loan income	$1,893	$4,476

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

No provision for loan losses was made during the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021.

Non-interest income increased 1% to $3.10 million for the current quarter from $3.08 million for the preceding quarter and decreased 27% from $4.27 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $98,000 increase in ATM and debit card interchange transaction fees and smaller increases in several other categories.  These increases were partially offset by a $158,000 decrease in gain on sales of loans.  The quarterly year-over-year decrease in non-interest income was primarily due to a $1.35 million decrease in gain on sales of loans, which was partially offset by a $179,000 reduction in the valuation allowance on loan servicing rights.  Fiscal year-to-date non-interest income decreased 30% to $9.63 million from $13.71 million for the first nine months of fiscal 2021, primarily due to a $4.03 million decrease in gain on sales of loans.  The decrease in gain on sales of loans for the three and nine month periods ended June 30, 2022 was primarily due to decreases in the dollar amount of fixed-rate one- to four-family loans originated and sold (as refinance demand slowed) and decreases in the average pricing margin compared to the same periods last year.

Total operating expenses for the current quarter increased $541,000, or 6%, to $9.87 million from $9.33 million for the preceding quarter and increased $1.26 million, or 15%, from $8.61 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $258,000 increase in professional fees expense and smaller increases in several other expense categories.  These increases were partially offset by smaller decreases in several expense categories.  The increase in professional fees expense was primarily due to higher legal and consulting fees.  Fiscal year-to-date operating expenses increased 11% to $28.47 million from $25.57 million for the first nine months of fiscal 2021.  The year-to-date increase in operating expenses was primarily due to a $1.66 million increase in salaries and employee benefits expense and a $498,000 increase in professional fees expense.  The increase in salaries and employee benefits expense was primarily due to annual salary adjustments (effective October 1st) and the hiring of additional lending personnel.  The efficiency ratio for the current quarter was 57.80% compared to 58.42% for the preceding quarter and 49.43% for the comparable quarter one year ago.  The efficiency ratio for the first nine months of fiscal 2022 was 57.87% compared to 48.75% for the first nine months of fiscal 2021.

The provision for income taxes for the current quarter increased $156,000 to $1.47 million from $1.32 million for the preceding quarter, primarily due to higher taxable income.  Timberland’s effective income tax rate was 20.4% for the quarter ended June 30, 2022 compared to 19.8% for the quarter ended March 31, 2022 and 20.3% for the quarter ended quarter ended June 30, 2021.  Timberland’s effective income tax rate was 20.1% for the first nine months of fiscal 2022 compared to 19.8% for the first nine months of fiscal 2021.

Balance Sheet Management

Total assets increased $10.33 million, or 1%, to $1.89 billion at June 30, 2022 from $1.88 billion at March 31, 2022.  The quarter’s increase was primarily due to a $53.89 million increase in net loans receivable, a $28.55 million increase in investment securities and CDs held for investment, and smaller increases in several other categories. These increases were partially offset by a $70.15 million decrease in total cash and cash equivalents, and smaller decreases in several other categories.  The increase in total assets was funded primarily by an increase in total deposits.

Loans

Net loans receivable increased $53.89 million, or 5%, to $1.09 billion at June 30, 2022 from $1.03 billion at March 31, 2022.  This increase was primarily due to a $16.19 million increase in multi-family loans, a $14.18 million increase in commercial business loans (non-PPP), a $10.76 million increase in one- to four-family loans, an $8.69 million increase in commercial real estate loans, a $7.75 million increase in construction loans and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $4.61 million decrease in SBA PPP loans and smaller decreases in several other loan categories.

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

Loan Portfolio
($ in thousands)
	June 30, 2022		March 31, 2022		June 30, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$144,682	12%	$133,925	12%	$119,173	11%
Multi-family	98,718	8	82,526	7	94,756	9
Commercial	532,167	44	523,479	45	458,889	41
Construction - custom and
owner/builder	117,724	10	114,394	10	105,484	9
Construction - speculative one-to four-family	13,954	1	15,438	1	18,038	2
Construction - commercial	40,108	3	35,416	3	43,879	4
Construction - multi-family	54,804	5	64,141	6	45,624	4
Construction - land
development	21,240	2	10,687	1	4,434	--
Land	24,490	2	22,192	2	18,289	2
Total mortgage loans	1,047,887	87	1,002,198	87	908,566	82

Consumer loans:
Home equity and second
mortgage	32,821	3	32,980	3	31,891	3
Other	2,545	--	2,277	--	2,725	--
Total consumer loans	35,366	3	35,257	3	34,616	3

Commercial loans:
Commercial business loans	122,822	10	108,644	9	72,890	6
SBA PPP loans	1,320	--	5,934	1	95,633	9
Total commercial loans	124,142	10	114,578	10	168,523	15
Total loans	1,207,395	100%	1,152,033	100%	1,111,705	100%
Less:
Undisbursed portion of
construction loans in
process	(102,044)		(100,719)		(90,332)
Deferred loan origination
fees	(3,951)		(3,801)		(6,339)
Allowance for loan losses	(13,433)		(13,433)		(13,469)
Total loans receivable, net	$1,087,967		$1,034,080		$1,001,565
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $700, $2,772 and $3,359 at June 30, 2022, March 31, 2022, and June 30, 2021, respectively.

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of June 30, 2022:

                                               CRE Loan Portfolio Breakdown by Collateral
                                                                      ($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$105,060	19%	9%
Medical/dental offices	71,874	14	6
Office buildings	70,931	13	6
Other retail buildings	45,894	9	4
Restaurants	30,718	6	2
Hotel/motel	25,915	5	2
Mini-storage	24,846	5	2
Convenience stores	21,844	4	2
Nursing homes	18,504	3	1
Mobile home parks	14,209	3	1
Shopping centers	10,596	2	1
Churches	8,097	1	1
Additional CRE	83,679	16	7
Total CRE	$532,167	100%	44%

Timberland originated $128.90 million in loans during the quarter ended June 30, 2022, compared to $130.41 million for the preceding quarter and $146.60 million for the comparable quarter one year ago.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $11.61 million were sold compared to $16.88 million for the preceding quarter and $41.06 million for the comparable quarter one year ago.  The decrease in loans sold during the current quarter compared to the prior year was primarily due to a decrease in single-family refinance loans originated as mortgage refinance activity diminished.

Timberland’s investment securities and CDs held for investment increased $28.55 million, or 11%, to $298.10 million at June 30, 2022, from $269.55 million at March 31, 2022.  The increase was primarily due to the purchase of additional U.S Treasury securities and mortgage-backed investment securities.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 29.4% of total liabilities at June 30, 2022, compared to 34.3% at March 31, 2022, and 39.2% one year ago.

Deposits

Total deposits increased $7.69 million during the current quarter to $1.664 billion at June 30, 2022, from $1.656 billion at March 31, 2022.  The quarter’s increase consisted of a $16.34 million increase in NOW checking account balances and a $2.39 million increase in non-interest account balances. These increases were partially offset by an $8.77 million decrease in savings account balances, a $1.07 million decrease in money market account balances and a $1.20 million decrease in certificates of deposit account balances.

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

Deposit Breakdown ($ in thousands)

	June 30, 2022		March 31, 2022		June 30, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$527,876	32%	$525,488	32%	$495,938	33%
NOW checking	474,217	29	457,874	28	429,950	28
Savings	279,592	17	288,361	18	255,103	17
Money market	251,451	15	251,631	15	189,443	12
Money market – reciprocal	5,533	--	6,426	--	12,253	1
Certificates of deposit under $250	102,752	6	106,208	6	115,782	7
Certificates of deposit $250 and over	22,693	1	20,438	1	24,183	2
Total deposits	$1,664,114	100%	$1,656,426	100%	$1,522,652	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $2.05 million, or 1%, to $214.32 million at June 30, 2022, from $212.27 million at March 31, 2022.  The increase in shareholders’ equity was primarily due to net income of $5.74 million for the quarter, which was partially offset by the payment of $1.83 million in dividends to shareholders, the repurchase of 58,678 shares of common stock for $1.50 million (an average price of $25.60 per share), and a $458,000 increase in the Company’s accumulated other comprehensive loss.  Timberland had 263,491 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at June 30, 2022.

Timberland remains well capitalized with a total risk-based capital ratio of 19.82%, a Tier 1 leverage capital ratio of 10.72%, and a tangible common equity to tangible assets ratio (non-GAAP) of 10.59% at June 30, 2022.

Asset Quality

Timberland’s non-performing assets to total assets ratio improved to 0.13% at June 30, 2022, from 0.16% at March 31, 2022 and 0.14% one year ago.  There were no net charge-offs for the current quarter compared to net charge-offs of $35,000 for the preceding quarter and net recoveries of $35,000 for the comparable quarter one year ago.  No provisions for loan losses were made during the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.22% at June 30, 2022, compared to 1.28% at March 31, 2022 and 1.33% one year ago.

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $295,000 at June 30, 2022.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.25% (non-GAAP) at June 30, 2022.

The following table details the ALL as a percentage of loans receivable:
	June 30,	March 31,	June 30,
	2022	2022	2021
ALL to loans receivable	1.22%	1.28%	1.33%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.22%	1.29%	1.46%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.25%	1.33%	1.53%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $414,000, or 14%, to $2.53 million at June 30, 2022, from $2.95 million at March 31, 2022, and decreased $410,000, or 14%, from $2.94 million one year ago.  Non-

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

accrual loans decreased $360,000, or 14%, to $2.29 million at June 30, 2022, from $2.65 million at March 31, 2022 and increased $262,000, or 13%, from $2.03 million one year ago.

Non-Accrual Loans
($ in thousands)

	June 30, 2022		March 31, 2022		June 30, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$393	2	$578	3	$411	2
Commercial	671	2	671	3	373	1
Land	651	3	723	4	169	2
Total mortgage loans	1,715	7	1,972	10	953	5

Consumer loans
Home equity and second
mortgage	260	2	269	2	545	6
Other	4	1	5	1	18	2
Total consumer loans	264	3	274	3	563	8

Commercial business loans	312	6	405	6	513	7
Total loans	$2,291	16	$2,651	19	$2,029	20

At June 30, 2022, the OREO and other repossessed asset portfolio consisted of two individual land parcels that have been written down to a book value of $0.  OREO and other repossessed assets were $157,000 at March 31, 2022 and June 30, 2021.    One OREO property was sold during the quarter ended June 30, 2022.

OREO and Other Repossessed Assets
($ in thousands)

	June 30, 2022		March 31, 2022		June 30, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$--	2	$157	3	$157	3
Total	$--	2	$157	3	$157	3

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan,

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2022	2022	2021
Interest and dividend income
Loans receivable	$12,628	$12,620	$13,298
Investment securities	1,016	590	292
Dividends from mutual funds, FHLB stock and other investments	25	27	28
Interest bearing deposits in banks	958	283	247
Total interest and dividend income	14,627	13,520	13,865

Interest expense
Deposits	645	625	690
Borrowings	--	2	18
Total interest expense	645	627	708
Net interest income	13,982	12,893	13,157
Provision for loan losses	--	--	--
Net interest income after provision for loan losses	13,982	12,893	13,157

Non-interest income
Service charges on deposits	1,052	1,014	948
ATM and debit card interchange transaction fees	1,345	1,247	1,363
Gain on sales of loans, net	258	416	1,607
Bank owned life insurance (“BOLI”) net earnings	151	152	150
Valuation allowance on loan servicing rights, net	--	--	(179)
Recoveries on investment securities, net	5	3	6
Other	291	251	371
Total non-interest income, net	3,102	3,083	4,266

Non-interest expense
Salaries and employee benefits	5,243	5,192	4,554
Premises and equipment	898	988	995
Advertising	187	161	162
OREO and other repossessed assets, net	(2)	2	5
ATM and debit card processing	515	450	464
Postage and courier	140	164	141
State and local taxes	265	235	284
Professional fees	580	322	262
FDIC insurance expense	123	126	100
Loan administration and foreclosure	180	96	148
Data processing and telecommunications	698	669	627
Deposit operations	316	262	289
Amortization of core deposit intangible (“CDI”)	79	79	90
Other, net	652	587	492
Total non-interest expense, net	9,874	9,333	8,613

Income before income taxes	7,210	6,643	8,810
Provision for income taxes	1,472	1,316	1,786
Net income	$5,738	$5,327	$7,024

Net income per common share:
Basic	$0.69	$0.64	$0.84
Diluted	0.69	0.63	0.83

Weighted average common shares outstanding:
Basic	8,279,436	8,337,407	8,365,350
Diluted	8,349,859	8,421,875	8,465,393

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	June 30,
	2022	2021
Interest and dividend income
Loans receivable	$37,870	$39,406
Investment securities	2,012	877
Dividends from mutual funds, FHLB stock and other investments	80	83
Interest bearing deposits in banks	1,528	816
Total interest and dividend income	41,490	41,182

Interest expense
Deposits	1,902	2,358
Borrowings	17	76
Total interest expense	1,919	2,434
Net interest income	39,571	38,748
Provision for loan losses	--	--
Net interest income after provision for loan losses	39,571	38,748

Non-interest income
Service charges on deposits	2,979	2,943
ATM and debit card interchange transaction fees	3,868	3,755
Gain on sales of loans, net	1,337	5,367
BOLI net earnings	457	445
Valuation recovery on loan servicing rights, net	119	23
Recoveries on investment securities, net	16	14
Other	851	1,164
Total non-interest income, net	9,627	13,711

Non-interest expense
Salaries and employee benefits	15,606	13,944
Premises and equipment	2,814	2,949
Advertising	513	472
OREO and other repossessed assets, net	(18)	(89)
ATM and debit card processing	1,429	1,341
Postage and courier	440	428
State and local taxes	754	822
Professional fees	1,173	675
FDIC insurance expense	377	301
Loan administration and foreclosure	380	319
Data processing and telecommunications	1,980	1,868
Deposit operations	878	818
Amortization of CDI	237	271
Other, net	1,909	1,455
Total non-interest expense, net	28,472	25,574

Income before income taxes	20,726	26,885
Provision for income taxes	4,176	5,320
Net income	$16,550	$21,565

Net income per common share:
Basic	$1.99	$2.59
Diluted	1.97	2.55

Weighted average common shares outstanding:
Basic	8,324,371	8,336,590
Diluted	8,406,977	8,440,861

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2022	2022	2021
Assets
Cash and due from financial institutions	$23,610	$26,500	$25,387
Interest-bearing deposits in banks	398,541	465,802	478,339
Total cash and cash equivalents	422,151	492,302	503,726

Certificates of deposit (“CDs”) held for investment, at cost	23,888	28,619	31,218
Investment securities:
Held to maturity, at amortized cost	228,196	189,405	52,314
Available for sale, at fair value	45,141	50,624	67,491
Investments in equity securities, at fair value	872	902	960
FHLB stock	2,194	2,194	2,103
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	700	2,772	3,359

Loans receivable	1,101,400	1,047,513	1,015,034
Less: Allowance for loan losses	(13,433)	(13,433)	(13,469)
Net loans receivable	1,087,967	1,034,080	1,001,565

Premises and equipment, net	22,154	21,878	22,519
OREO and other repossessed assets, net	--	157	157
BOLI	22,649	22,498	22,041
Accrued interest receivable	4,319	3,927	4,260
Goodwill	15,131	15,131	15,131
CDI	1,027	1,106	1,354
Loan servicing rights, net	3,220	3,390	3,548
Operating lease right-of-use assets	2,051	2,129	2,360
Other assets	3,135	3,356	3,354
Total assets	$1,887,795	$1,877,470	$1,740,460

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$527,876	$525,488	$495,938
Deposits: Interest-bearing	1,136,238	1,130,938	1,026,714
Total deposits	1,664,114	1,656,426	1,522,652

Operating lease liabilities	2,135	2,210	2,432
FHLB borrowings	--	--	5,000
Other liabilities and accrued expenses	7,227	6,565	6,884
Total liabilities	1,673,476	1,665,201	1,536,968

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,249,448 shares issued and outstanding – June 30, 2022 8,305,826 shares issued and outstanding – March 31, 2022 8,353,969 shares issued and outstanding – June 30, 2021	39,585	40,988	42,624
Retained earnings	175,299	171,388	160,739
Accumulated other comprehensive income (loss)	(565)	(107)	129
Total shareholders’ equity	214,319	212,269	203,492
Total liabilities and shareholders’ equity	$1,887,795	$1,877,470	$1,740,460

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2022	2022	2021
PERFORMANCE RATIOS:
Return on average assets (a)	1.22%	1.16%	1.63%
Return on average equity (a)	10.80%	10.10%	14.02%
Net interest margin (a)	3.11%	2.95%	3.22%
Efficiency ratio	57.80%	58.42%	49.43%

	Nine Months Ended
	June 30,		June 30,
	2022		2021
PERFORMANCE RATIOS:
Return on average assets (a)	1.19%		1.74%
Return on average equity (a)	10.48%		14.76%
Net interest margin (a)	2.99%		3.30%
Efficiency ratio	57.87%		48.75%

	Three Months Ended
	June 30,	March 31,	June 30,
ASSET QUALITY RATIOS AND DATA:	2022	2022	2021
Non-accrual loans	$2,291	$2,651	$2,029
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	114	127	179
OREO and other repossessed assets	--	157	157
Total non-performing assets (b)	$2,405	$2,935	$2,365

Non-performing assets to total assets (b)	0.13%	0.16%	0.14%
Net charge-offs (recoveries) during quarter	$--	$35	$(35)
ALL to non-accrual loans,	586%	507%	664%
ALL to loans receivable (c)	1.22%	1.28%	1.33%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.22%	1.29%	1.46%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.25%	1.33%	1.53%
Troubled debt restructured loans on accrual status (f)	$2,484	$2,496	$2,380

CAPITAL RATIOS:
Tier 1 leverage capital	10.72%	10.86%	11.03%
Tier 1 risk-based capital	18.57%	19.50%	21.34%
Common equity Tier 1 risk-based capital	18.57%	19.50%	21.34%
Total risk-based capital	19.82%	20.75%	22.60%
Tangible common equity to tangible assets (non-GAAP)	10.59%	10.53%	10.85%

BOOK VALUES:
Book value per common share	$25.98	$25.56	$24.36
Tangible book value per common share (g)	24.02	23.60	22.39
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $1,320, $5,934 and $95,633 at June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $21,431, $28,549 and $40,622 at June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(f)  Does not include troubled debt restructured loans totaling $158, $172 and $187 reported as non-accrual loans at June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
 (g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,072,933	4.71%	$1,029,582	4.90%	$1,032,591	5.15%
Investment securities and FHLB stock (1)	263,595	1.58	209,868	1.18	115,839	1.10
Interest-earning deposits in banks and CDs	460,657	0.83	510,211	0.22	487,508	0.20
Total interest-earning assets	1,797,185	3.26	1,749,661	3.09	1,635,938	3.39
Other assets	85,470		84,252		87,638
Total assets	$1,882,655		$1,833,913		$1,723,576

Liabilities and Shareholders’ Equity
NOW checking accounts	$462,085	0.14%	$441,259	0.13%	$416,234	0.13%
Money market accounts	258,240	0.30	244,250	0.29	196,187	0.29
Savings accounts	284,659	0.08	277,888	0.08	253,147	0.08
Certificates of deposit accounts	125,132	0.75	128,588	0.80	141,301	1.02
Total interest-bearing deposits	1,130,116	0.23	1,091,985	0.23	1,006,869	0.27
Borrowings	--	--	677	1.18	5,769	1.25
Total interest-bearing liabilities	1,130,116	0.23	1,092,662	0.23	1,012,638	0.28

Non-interest-bearing demand deposits	529,770		521,284		499,383
Other liabilities	10,170		9,072		11,217
Shareholders’ equity	212,599		210,895		200,338
Total liabilities and shareholders’ equity	$1,882,655		$1,833,913		$1,723,576

Interest rate spread		3.03%		2.86%		3.11%
Net interest margin (2)		3.11%		2.95%		3.22%
Average interest-earning assets to
average interest-bearing liabilities	159.03%		160.13%		161.55%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2022		June 30, 2021
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,033,173	4.89%	$1,035,733	5.07%
Investment securities and FHLB stock (1)	211,671	1.32	103,821	1.23
Interest-earning deposits in banks and CDs	517,323	0.39	427,881	0.25
Total interest-earning assets	1,762,167	3.14	1,567,435	3.50
Other assets	84,426		85,636
Total assets	$1,846,593		$1,653,071

Liabilities and Shareholders’ Equity
NOW checking accounts	$448,028	0.13%	$396,140	0.16%
Money market accounts	241,734	0.29	181,115	0.30
Savings accounts	275,684	0.08	237,456	0.08
Certificates of deposit accounts	128,784	0.79	147,530	1.20
Total interest-bearing deposits	1,094,230	0.23	962,241	0.33
Borrowings	1,909	1.19	8,592	1.17
Total interest-bearing liabilities	1,096,139	0.23	970,833	0.34

Non-interest-bearing demand deposits	530,038		476,628
Other liabilities	9,938		10,757
Shareholders’ equity	210,478		194,853
Total liabilities and shareholders’ equity	$1,846,593		$1,653,071

Interest rate spread		2.91%		3.16%
Net interest margin (2)		2.99%		3.30%
Average interest-earning assets to
average interest-bearing liabilities	160.76%		161.45%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2022 Earnings
July 26, 2022

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Shareholders’ equity	$214,319	$212,269	$203,492
Less goodwill and CDI	(16,158)	(16,237)	(16,485)
Tangible common equity	$198,161	$196,032	$187,007

Total assets	$1,887,795	$1,877,470	$1,740,460
Less goodwill and CDI	(16,158)	(16,237)	(16,485)
Tangible assets	$1,871,637	$1,861,233	$1,723,975